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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to Form S-4 Registration Statement and related prospectus of Molecular Devices Corporation and to the incorporation by reference therein of our report dated January 30, 2004 (except for Note 12, as to which the date is February 25, 2004) with respect to the consolidated financial statements and schedule of Molecular Devices Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, as amended, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP

Palo Alto, California
June 30, 2004